Exhibit 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	April 14, 2010
Executive Vice President and Chief Financial Officer
(310) 481-8484
or
Michelle Ngo
Vice President and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION ANNOUNCES COMMENCEMENT OF

PUBLIC OFFERING OF COMMON STOCK

LOS ANGELES, April 14, 2010 – Kilroy Realty Corporation (NYSE: KRC) today announced that it has commenced a public offering of 5,500,000 shares of common stock. In addition, the company expects to grant to the underwriters for the public offering a 30-day option to purchase up to 825,000 additional shares of common stock to cover overallotments, if any. BofA Merrill Lynch, Barclays Capital and J.P. Morgan will act as joint book-running managers.

The company plans to contribute the net proceeds from the offering to Kilroy Realty, L.P., the company’s operating partnership. The operating partnership plans to use some or all of the net proceeds from the offering to finance a portion of the approximately $237 million purchase price of an office building and attached parking structure in San Francisco, California; and, to the extent any net proceeds remain after the purchase price of the office building in San Francisco is paid or if the acquisition of the office building is not consummated, for other general corporate purposes, which may include repaying borrowings under the company’s unsecured revolving credit facility, the redemption or other repurchase of outstanding debt securities of the operating partnership and potential future acquisitions. Pending application for the foregoing purposes, the company plans to use the net proceeds to temporarily repay borrowings outstanding under the credit facility.

This offering is being made pursuant to an effective shelf registration statement and prospectus and related preliminary prospectus supplement filed by Kilroy Realty Corporation with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

When available, copies of the prospectus supplement and related prospectus for this offering may be obtained by contacting BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Preliminary Prospectus Department or e-mail a request to prospectus.requests@ml.com; Barclays Capital, c/o Broadridge Integrated Distribution Services, 1155 Long Island Ave., Edgewood, NY 11717, telephone (888) 603-5847 or e-mail a request to barclaysprospectus@broadridge.com; or J.P. Morgan, Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717, telephone (866) 803-9204.

Some of the information presented in this release is forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the offering and the anticipated acquisition and use of the net proceeds. Although Kilroy Realty Corporation believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that the offering will be completed, that the pending acquisition referred to above will be completed on the terms currently contemplated, or at all, and that the other expectations referenced will be achieved. Certain factors that could cause the expectations to differ are set forth as risk factors in the company’s Securities and Exchange Commission reports and filings and in the prospectus supplement and related prospectus for this offering. Included among these factors are changes in general economic conditions, future demand for its debt and equity securities, its ability to refinance its debt on reasonable terms at maturity, its ability to complete current and future development projects on schedule and on budget, and risks detailed from time to time in the company’s Securities and Exchange Commission reports, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Many of these factors are beyond Kilroy Realty’s ability to control or predict. Forward-looking statements are not guarantees of future performance. For forward-looking statements herein, Kilroy Realty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a Southern California-based real estate investment trust active in the office and industrial property sectors. For over 60 years, the company has owned, developed, acquired and managed real estate assets primarily in the coastal regions of Los Angeles, Orange and San Diego counties. At December 31, 2009, the company owned 8.7 million rentable square feet of commercial office space and 3.7 million rentable square feet of industrial space.

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